EXHIBIT 14.1

OBSIDIAN ENTERPRISES, INC.

CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

THIS CODE OF ETHICS (this “Code”) of OBSIDIAN ENTERPRISES, INC. (the “Company”) applies to the Company’s Chief Executive Officer (“CEO”) and Senior Financial Officers.  The term “Senior Financial Officer” means the Chief Financial Officer and any other person or persons performing the functions of principal financial officer and/or principal accounting officer for the Company.

The purpose of the Code is to deter wrongdoing and promote honest and ethical conduct.  The CEO and Senior Financial Officers are subject to the following specific policies:

1.               The CEO and Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the Securities and Exchange Commission and in other public communications. Accordingly, it is the responsibility of the CEO and each Senior Financial Officer to promptly bring to the attention of the Chairman of the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or other public communications or that otherwise may assist the Company in fulfilling its reporting and disclosure responsibilities.

2.               The CEO and each Senior Financial Officer shall promptly bring to the attention of the Contact Person any information he or she may have concerning:

•                  Significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data; or

•                  Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3.               The CEO and each Senior Financial Officer shall promptly bring to the attention of the Contact Person any information he or she may have concerning:

•                  Any actual or apparent conflicts of interest between personal and professional relationships that involve any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls;

•                  Evidence of a material violation of the securities laws, rules or regulations or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent of the Company; or

•                  Any other violation of this Code.

4.               After appropriate investigation, the Contact Person shall report violations and potential violations of this Code to the Audit Committee.  The Audit Committee shall take all appropriate action to investigate such violations.  If the Audit Committee determines that a violation of this Code has occurred, it shall notify the Board of

Directors and the Board of Directors shall take such disciplinary or other action as it deems appropriate.

5.               Any waiver of this Code may be made only by the Board of Directors or the Audit Committee and shall be promptly disclosed as required by applicable law, rule or regulation.

6.               Any amendment of this Code may be made only by the Board of Directors and shall be promptly disclosed as required by applicable law, rule or regulation.